Exhibit 99.1

VirTra Appoints Industry Veteran Steve Handel as Vice President of Program Management

TEMPE, Ariz., March 25, 2019 — VirTra, Inc. (NASDAQ: VTSI) (“VirTra”), a global provider of training simulators for the law enforcement, military, educational and commercial markets, has appointed industry veteran Steve Handel as Vice President, Program Management. In this new role, Handel will be responsible for managing the successful execution of various development projects.

Handel joins VirTra with nearly 20 years of experience in the technology sector. Most recently, he managed weapons development at Axon Enterprise, where he led the development program for the recently released TASER 7 Conducted Energy Weapon (CEW), Axon’s most effective TASER weapon yet, for the estimated $1.8 billion total addressable CEW market. During his 15 years in the aerospace industry, Handel worked with Collins Aerospace, Rolls-Royce, Honeywell, and the Department of Defense (DoD) for the U.S. Air Force and U.S. Navy. Handel holds patents from his time at Honeywell and Axon and is a registered Project Management Professional (PMP®) with a Six-Sigma Green Belt. He holds a Master of Science in Engineering Management from University of Dayton and a Bachelor of Science Mechanical Engineering from Cedarville University.

“I’m thrilled to be joining VirTra and a team that is passionate about improving the world through effective simulation training,” said Handel. “I’m impressed by the opportunities available to VirTra and admire the company’s leading reputation as a pioneer and industry leader in effective simulation training for law enforcement. I’m eager to leverage my industry knowledge and expertise to improve and add to VirTra’s already industry-leading products. I look forward to working in tandem with the entire team as we focus on accelerating VirTra’s capabilities and presence in the burgeoning simulation training market.”

Bob Ferris, CEO and Chairman of VirTra, commented: “Steve’s passion for project management coupled with his relevant industry experience and proven track record of innovation and success, at the highest levels, make him an excellent addition to VirTra. Our people are critical to ensuring our future success. We are excited to add such a talented professional to our team and look forward to leveraging his talents and experience as we continue to scale our business.”

About VirTra

VirTra (NASDAQ: VTSI) is a global provider of training simulators for the law enforcement, military, educational and commercial markets. The company’s patented technologies, software, and scenarios provide intense training for de-escalation, judgmental use-of-force, marksmanship and related training that mimics real-world situations. VirTra’s mission is to save and improve lives worldwide through practical and highly-effective virtual reality and simulator technology. Learn more about the company at www.VirTra.com.

Media Contact:

Susan Lehman

Slehman@virtra.com

510-599-6555

Investor Relations Contact:

Matt Glover or Charlie Schumacher

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949-574-3860